Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in these Registration Statements on Form S-8 (Nos. 333-12221 and 333-68531) of The Boston Beer Company, Inc. of our report dated February 13, 1998 relating to the financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
March 21, 2000